Exhibit 99.1

Columbia Sportswear Company Reports First Quarter 2023 Financial Results;
Updates Full Year 2023 Financial Outlook

First Quarter 2023 Highlights
•Net sales increased 8 percent to $820.6 million, compared to first quarter 2022.
•Operating income decreased 33 percent to $56.4 million, or 6.9 percent of net sales, compared to first quarter 2022 operating income of $83.7 million, or 11.0 percent of net sales.
•Diluted earnings per share decreased 28 percent to $0.74, compared to first quarter 2022 diluted earnings per share of $1.03.
•Exited the quarter with $461.0 million of cash and short-term investments and no borrowings.

Full Year 2023 Financial Outlook

The following forward-looking statements reflect our expectations as of April 27, 2023 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. Additional disclosures and financial outlook details can be found in the Full Year 2023 Financial Outlook section below and the CFO Commentary and Financial Review presentation.
•Net sales of $3.57 to $3.67 billion (unchanged) representing net sales growth of 3 to 6 percent (unchanged) compared to 2022.
•Operating income of $413 to $431 million (prior $413 to $448 million), representing operating margin of 11.6 to 11.8 percent (prior 11.6 to 12.2 percent).
•Diluted earnings per share of $5.15 to $5.40 (prior $5.15 to $5.55).

PORTLAND, Ore. - April 27, 2023 - Columbia Sportswear Company (NASDAQ: COLM, the "Company"), a multi-brand global leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment, today announced first quarter 2023 financial results for the period ended March 31, 2023.

Chairman, President and Chief Executive Officer Tim Boyle commented, “First quarter results highlight the importance and value of our diversified global business model. We were able to generate healthy net sales growth, up 8 percent year-over-year, as consumer demand remained strong in many areas of our business. After three years of pandemic related supply chain constraints, it’s gratifying to see that our wholesale on-time delivery rates have returned to pre-pandemic service levels. As we look towards the summer, Columbia’s differentiated portfolio of sun protection and cooling technologies has never been stronger, including our latest innovation, Omni-Shade Broad Spectrum. We are also making targeted marketing investments across footwear and apparel, including our largest PFG campaign to date, Protect What You Love.

“2023 is off to a solid start and we are reiterating our full year net sales outlook, while narrowing our diluted EPS range. We are executing on our plan to reduce inventory levels, while focusing on profitability.

“In periods of economic uncertainty, our strong financial position is a strategic advantage. We exited the first quarter with over $460 million in cash and short-term investments, and no bank borrowings. I am confident we have the right strategies in place to drive profitable growth, and we are committed to investing in our strategic priorities to:
•accelerate profitable growth;
•create iconic products that are differentiated, functional and innovative;
•drive brand engagement through increased, focused demand creation investments;
•enhance consumer experiences by investing in capabilities to delight and retain consumers;

•amplify marketplace excellence, with digitally-led, omni-channel, global distribution; and
•empower talent that is driven by our core values, through a diverse and inclusive workforce."

CFO's Commentary and Financial Review Presentation Available Online

For a detailed review of the Company's first quarter 2023 financial results, please refer to the CFO Commentary and Financial Review presentation furnished to the Securities and Exchange Commission (the "SEC") on a Current Report on Form 8-K and published on the Investor Relations section of the Company's website at http://investor.columbia.com/results.cfm at approximately 4:15 p.m. ET today. Analysts and investors are encouraged to review this commentary prior to participating in our conference call.

First Quarter 2023 Financial Results
(All comparisons are between first quarter 2023 and first quarter 2022, unless otherwise noted.)

Net sales increased 8 percent (10 percent constant-currency) to $820.6 million from $761.5 million for the comparable period in 2022. The increase in net sales primarily reflects earlier shipment of Spring 2023 wholesale orders and direct-to-consumer (DTC) growth.

Gross margin contracted 100 basis points to 48.7 percent of net sales from 49.7 percent of net sales for the comparable period in 2022. The primary driver of gross margin contraction was increased promotional activity, compared to exceptionally low promotions in first quarter 2022, partially offset by favorable inbound ocean freight costs.

SG&A expenses increased 16 percent to $347.4 million, or 42.3 percent of net sales, from $299.1 million, or 39.3 percent of net sales, for the comparable period in 2022. SG&A expense growth primarily reflected higher supply chain costs related to elevated inventory levels and third-party logistics transition costs, higher DTC expenses to support growth, and investments to support our strategies.

Operating income decreased 33 percent to $56.4 million, or 6.9 percent of net sales, compared to operating income of $83.7 million, or 11.0 percent of net sales, for the comparable period in 2022.

Income tax expense of $14.4 million resulted in an effective income tax rate of 23.7 percent, compared to income tax expense of $17.3 million, or an effective income tax rate of 20.5 percent, for the comparable period in 2022.

Net income decreased 31 percent to $46.2 million, or $0.74 per diluted share, compared to net income of $66.8 million, or $1.03 per diluted share, for the comparable period in 2022.

Balance Sheet as of March 31, 2023

Cash, cash equivalents and short-term investments totaled $460.6 million, compared to $610.3 million as of March 31, 2022.

The Company had no borrowings as of March 31, 2023 or 2022.

Inventories increased 34 percent to $959.2 million, compared to $714.4 million as of March 31, 2022. Elevated carryover inventory, earlier receipt of current season inventory, and to a lesser extent, increased older season inventory resulted in higher inventory levels. Older season inventories represent a manageable portion of our total inventory mix.

Cash Flow for the Three Months Ended March 31, 2023

Net cash provided by operating activities was $78.0 million, compared to net cash used in operating activities of $33.8 million for the same period in 2022.

Capital expenditures totaled $14.0 million, compared to $12.9 million for the same period in 2022.

Share Repurchases for the Three Months Ended March 31, 2023

The Company repurchased 179,421 shares of common stock for an aggregate of $15.8 million, or an average price per share of $87.80.

At March 31, 2023, $513.6 million remained available under our stock repurchase authorization, which does not obligate the Company to acquire any specific number of shares or to acquire shares over any specified period of time.

Quarterly Cash Dividend

The Board of Directors approved a regular quarterly cash dividend of $0.30 per share, payable on June 1, 2023 to shareholders of record on May 18, 2023.

Full Year 2023 Financial Outlook

(Additional financial outlook details can be found in the CFO Commentary and Financial Review presentation.)

The Company's first half and full year 2023 Financial Outlook is forward-looking in nature, and the following forward-looking statements reflect our expectations as of April 27, 2023 and are subject to significant risks and business uncertainties, including those factors described under “Forward-Looking Statements” below. These risks and uncertainties limit our ability to accurately forecast results. This outlook reflects our estimates as of April 27, 2023 regarding the impact of economic conditions, including inflationary pressures; supply chain constraints and expenses; elevated marketplace inventories; changes in consumer behavior and confidence; as well as geopolitical tensions. This outlook and commentary assume macro-economic conditions, particularly in the United States, do not materially deteriorate. Projections are predicated on normal seasonal weather globally.

Net sales are expected to increase 3 to 6 percent (unchanged) to $3.57 to $3.67 billion (unchanged) from $3.46 billion in 2022.

Gross margin is expected to expand approximately 60 basis points (unchanged) to approximately 50 percent of net sales (unchanged) from 49.4 percent of net sales in 2022.

SG&A expenses as a percent of net sales, is expected to be 39.0 to 39.2 percent (prior 38.3 to 39.0 percent), compared to SG&A expense as a percent of net sales of 37.7 percent in 2022. The increase in the Company’s SG&A expense outlook is primarily related to incremental distribution and third-party logistics costs being incurred to support elevated inventory levels which are expected to normalize late in 2023.

Operating income is expected to be $413 to $432 million (prior $413 to $448 million), resulting in operating margin of 11.6 to 11.8 percent (prior 11.6 to 12.2 percent), compared to operating margin of 11.3 percent in 2022.

Effective income tax rate is expected to be approximately 24.5 percent (unchanged).

Net income is expected to be $322 to $336 million (prior $322 to $347 million), resulting in diluted earnings per share of $5.15 to $5.40 (prior $5.15 to $5.55). This diluted earnings per share range is based on estimated weighted average diluted shares outstanding of 62.4 million (prior 62.5 million).

Foreign Currency

•Foreign currency translation is anticipated to reduce 2023 net sales growth by approximately 20 basis points (prior 30 basis points) reflecting expected unfavorable foreign currency translation impacts through the first half of the year largely offset by expected favorable impacts in the latter part of the year.

•Foreign currency is expected to have an approximately $0.03 negative impact (prior $0.05 negative impact) on diluted earnings per share due primarily to unfavorable foreign currency transactional effects from hedging of inventory production.

Balance Sheet and Cash Flows

Operating cash flow is expected to be over $600 million (prior over $500 million).

Capital expenditures are planned to be in the range of $70 to $80 million (prior $70 to $90 million).

First Half 2023 Financial Outlook

•Net sales growth of mid-single-digit percent (unchanged), compared to first half 2022.
•Diluted earnings per share is expected to be at the low end of our prior range of $0.75 to $0.90. The second quarter is typically the Company's lowest volume sales quarter and small changes in the timing of product shipments and expenses can have a material impact on reported results.
•Inventory growth is anticipated to remain elevated in second quarter, due to expected earlier receipt of Fall ‘23 inventory. The second quarter year-over-year inventory growth rate is anticipated to slow, relative to first quarter inventory growth, before turning to a year-over-year decline starting in third quarter.

Conference Call

The Company will hold its first quarter 2023 conference call at 5:00 p.m. ET today. Dial (888) 506-0062 to participate. The call will also be webcast live on the Investor Relations section of the Company's website at http://investor.columbia.com.

Second Quarter 2023 Reporting Date

Columbia Sportswear Company plans to report second quarter 2023 financial results on Tuesday, August 1, 2023 at approximately 4:00 p.m. ET.

Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s expectations, anticipations or beliefs about the Company's ability to realize growth opportunities, financial position, inventory, full year 2023 net sales, gross margin, SG&A expenses, operating income, effective income tax rate, net income, diluted earnings per share, weighted average diluted shares outstanding, foreign currency translation, cash flows, and capital expenditures, and first half 2023 net sales, diluted earnings per share, and inventory growth rate. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties include those relating to economic conditions, including inflationary pressures; supply chain disruptions, constraints and expenses; elevated marketplace inventories; changes in consumer behavior and confidence; as well as geopolitical tensions. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company

Columbia Sportswear Company connects active people with their passions and is a global multi-brand leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment. Founded in 1938 in Portland, Oregon, the Company's brands are sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hard Wear®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Contact:
Andrew Burns, CFA
Vice President of Investor Relations and Strategic Planning
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	March 31, 2023	March 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$361,049	$435,240
Short-term investments	99,511	175,024
Accounts receivable, net	466,690	408,186
Inventories	959,234	714,415
Prepaid expenses and other current assets	100,880	105,261
Total current assets	1,987,364	1,838,126
Property, plant and equipment, net	282,921	290,070
Operating lease right-of-use assets	318,728	333,356
Intangible assets, net	81,146	101,496
Goodwill	51,694	68,594
Deferred income taxes	96,865	89,613
Other non-current assets	70,256	66,724
Total assets	$2,888,974	$2,787,979
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$220,231	$262,255
Accrued liabilities	271,625	234,326
Operating lease liabilities	69,452	68,136
Income taxes payable	7,377	6,297
Total current liabilities	568,685	571,014
Non-current operating lease liabilities	303,571	321,250
Income taxes payable	33,765	40,299
Deferred income taxes	146	—
Other long-term liabilities	35,022	36,516
Total liabilities	941,189	969,079
Total shareholders' equity	1,947,785	1,818,900
Total liabilities and shareholders' equity	$2,888,974	$2,787,979

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share amounts)	2023	2022
Net sales	$820,593	$761,510
Cost of sales	421,093	383,063
Gross profit	399,500	378,447
Gross margin	48.7%	49.7%

Selling, general and administrative expenses	347,398	299,086
Net licensing income	4,325	4,305
Operating income	56,427	83,666
Interest income, net	3,283	395
Other non-operating income, net	850	44
Income before income tax	60,560	84,105
Income tax expense	14,358	17,268
Net income	$46,202	$66,837

Earnings per share:
Basic	$0.74	$1.04
Diluted	$0.74	$1.03
Weighted average shares outstanding:
Basic	62,133	64,273
Diluted	62,417	64,591

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income	$46,202	$66,837
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and non-cash lease expense	30,583	30,577
Provision for uncollectible accounts receivable	(90)	(3,377)
Loss on disposal or impairment of property, plant and equipment, and right-of-use assets	287	1,598
Deferred income taxes	(85)	2,746
Stock-based compensation	5,808	5,503
Changes in operating assets and liabilities:
Accounts receivable	82,927	81,220
Inventories	71,503	(71,108)
Prepaid expenses and other current assets	23,101	(17,604)
Other assets	(837)	(1,443)
Accounts payable	(95,423)	(20,823)
Accrued liabilities	(59,538)	(81,371)
Income taxes payable	(10,941)	(11,004)
Operating lease assets and liabilities	(17,355)	(15,979)
Other liabilities	1,860	440
Net cash provided by (used in) operating activities	78,002	(33,788)
Cash flows from investing activities:
Purchases of short-term investments	(98,203)	(44,877)
Sales and maturities of short-term investments	570	984
Capital expenditures	(14,047)	(12,885)
Net cash used in investing activities	(111,680)	(56,778)
Cash flows from financing activities:
Proceeds from issuance of common stock related to stock-based compensation	2,678	2,512
Tax payments related to stock-based compensation	(4,297)	(3,959)
Repurchase of common stock	(15,293)	(217,317)
Cash dividends paid	(18,649)	(19,151)
Net cash used in financing activities	(35,561)	(237,915)
Net effect of exchange rate changes on cash	47	317
Net decrease in cash and cash equivalents	(69,192)	(328,164)
Cash and cash equivalents, beginning of period	430,241	763,404
Cash and cash equivalents, end of period	$361,049	$435,240
Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$30,775	$18,205
Supplemental disclosures of non-cash investing and financing activities:
Property, plant and equipment acquired through increase in liabilities	$2,899	$6,702

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended March 31,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2023	Translation	2023(1)	2022	% Change	% Change(1)
Geographical Net Sales:
United States	$517.5	$—	$517.5	$501.9	3%	3%
Latin America and Asia Pacific	136.4	11.9	148.3	121.7	12%	22%
Europe, Middle East and Africa	108.3	5.3	113.6	94.7	14%	20%
Canada	58.4	3.4	61.8	43.2	35%	43%
Total	$820.6	$20.6	$841.2	$761.5	8%	10%

Brand Net Sales:
Columbia	$702.8	$19.2	$722.0	$643.8	9%	12%
SOREL	60.5	0.9	61.4	63.6	(5)%	(3)%
prAna	32.5	—	32.5	32.7	(1)%	(1)%
Mountain Hardwear	24.8	0.5	25.3	21.4	16%	18%
Total	$820.6	$20.6	$841.2	$761.5	8%	10%

Product Category Net Sales:
Apparel, Accessories and Equipment	$632.6	$14.9	$647.5	$565.9	12%	14%
Footwear	188.0	5.7	193.7	195.6	(4)%	(1)%
Total	$820.6	$20.6	$841.2	$761.5	8%	10%

Channel Net Sales:
Wholesale	$452.5	$11.1	$463.6	$408.2	11%	14%
DTC	368.1	9.5	377.6	353.3	4%	7%
Total	$820.6	$20.6	$841.2	$761.5	8%	10%
(1) Constant-currency net sales is a non-GAAP financial measure. See “Supplemental Financial Information” above for further information.